Exhibit 99.1

Yum! Brands Inc. Reports Record Earnings Per Share, EPS, in 2004 of $2.36, an Increase of 15% Prior to Special Items; Reported EPS Including Special Items Was $2.42, an Increase of 20%

     LOUISVILLE, Ky.--(BUSINESS WIRE)--February 1, 2005--Yum! Brands Inc. (NYSE:
YUM):

     -- Announces record fourth-quarter EPS of $0.73, an increase of 13% prior to special items.

     -- Increases full-year 2005 EPS guidance by $0.01 to at least $2.60 prior to special items.

     -- Reports estimated Period 1 International Division (excludes China Division) system sales increased 13% in U.S. dollar terms or 8% prior to foreign currency conversion.

     -- Reports estimated Period 1 U.S. blended same-store sales at company restaurants increased 3% (Taco Bell, +3%; Pizza Hut, +6%; KFC, +1%).

     Yum! Brands Inc. today reported results for the fourth quarter ended December 25, 2004.
     The following are key points relative to the current fourth quarter and year-over-year performance:

     -- Total international operating profit grew 13% or 8% prior to foreign currency conversion.

     -- Total international system restaurants in operation at quarter's end increased by 5%, the eighteenth consecutive quarter of at least 5%, year-over-year growth.

     -- International system restaurants in operation at quarter's end grew 28% in China, 6% in the U.K. and 5% in international franchise-only businesses.

     --   U.S. multibrand restaurants in operation expanded by 23%.

     --   Systemwide U.S. blended same-store sales increased 2%.

     -- U.S. restaurant margin declined 2.1 percentage points primarily due to significantly higher commodity costs.

     -- The tax rate prior to special items declined 4.4 percentage points to 24.1%. This boosted fourth-quarter EPS by one cent beyond what was indicated in the company's prior guidance calling for a 3 percentage point decline.

     -- Fourth-quarter results included two cents of cost from accounting adjustments related to the current and prior years' impact of a change in interpretation related to accounting for leases and leasehold improvements.

     -- The company paid a quarterly dividend of 10 cents per share November 5, 2004.


                   Consolidated Financial Highlights


                        Fourth Quarter               Full Year
                   ---------------------------------------------------
                     2004    2003  % Change    2004    2003  % Change
                   ------- ------- --------- ------- ------- ---------
System
 Restaurants       31,263  30,837     +1     31,263  30,837     +1
Worldwide System
 Same-Store-Sales
 Growth              +2%     +2%      NM       +3%    Even      NM
Revenues (million) $2,785  $2,653     +5     $9,011  $8,380     +8
EPS Prior to
 Special Items      $0.73   $0.65    +13      $2.36   $2.06    +15
Special Items EPS   $0.04   $0.05     NM      $0.06  $(0.04)    NM
Reported EPS        $0.77   $0.70    +10      $2.42   $2.02    +20


     David C. Novak, Chairman and CEO, said: "I am pleased to report 2004 was another year in which we showed the underlying power of our global portfolio of leading restaurant brands. Fueled by continued profitable international expansion including dynamic growth in China, combined with another strong performance from Taco Bell in the United States, we achieved 15% EPS growth prior to special items. Additionally, executing our financial strategies and increasing our cash flow contributed to our strong performance -- our third consecutive year of solid double-digit growth in EPS.
     "Highlights include a number of firsts: record cash generated from operating activities of over $1.1 billion and a record $1.0 billion in franchise fees. We also reached our goal to achieve an investment grade rating from each major rating agency after paying off nearly $3 billion in debt the past seven years. Armed with increasing cash flow and a strong balance sheet, we also increased our payout to shareholders by initiating the first quarterly dividend in our history and completing the buyback of a record 14 million shares, spending approximately $569 million.
     "Most importantly, we remain confident that going forward we can continue to build our track record of growing EPS at least 10% each year. As we have said, the key drivers are opening at least 1,000 new restaurants outside the U.S.A., and growing U.S. same-store sales by +1% to +2%. As we move into the new year, given the strength of our fourth-quarter performance, we have raised our full-year 2005 EPS estimate one cent to at least $2.60 or at least 10% growth prior to special items.
     "Shareholders should expect us to continue to build value by executing the unique growth opportunities that differentiate us from the competition and make us anything but an ordinary restaurant company: building dominant restaurant brands in China, driving profitable international expansion, improving restaurant operations, and multibranding category-leading brands."


INTERNATIONAL BUSINESS
----------------------

                     Fourth Quarter                 Full Year
(million,                      % Change                     % Change
 except unit                 -------------               -------------
 counts and                           Excl                        Excl
 percentages)   2004   2003  Reported F/x   2004   2003  Reported F/x
               ------ ------ -------- ---- ------ ------ -------- ----
Financial
 Measures
Revenues       $1,037   $915   +13    +10  $3,248 $2,725   +19    +15
Operating
 Profit          $160   $144   +13     +8    $542   $441   +23    +17
Operating
 Metrics
Est. System-
 Sales Growth                  +13     +8                  +15     +9
System
 Restaurants   12,792 12,171   +5      NA  12,792 12,171   +5      NA

NOTE: 2004 International Business results include the China Division (the People's Republic of China, Thailand and KFC Taiwan). Starting with the first quarter of 2005, the International Division and China Division results will be reported separately.


     In the fourth quarter and for the full year, continued profitable expansion of KFC and Pizza Hut drove international revenue, system-sales and operating-profit growth.
     Fourth-quarter international system sales grew by 8% prior to foreign currency conversion, exceeding the company's ongoing target for growth with same-store-sales growth slightly above target. As has been the case for the past four years, the most significant contributor to this strong performance was growth in overall international system restaurants. Our two most profitable markets, China and the U.K., increased system sales in local currency terms by 19% and 8% respectively. The company's international franchise-only businesses, a high-return growth segment representing 35% of international system restaurants, had 9% growth in system sales prior to currency conversion and 5% growth of system restaurants.
     For the fourth quarter, revenue increased 10% prior to foreign currency conversion. As previously communicated, the Puerto Rico market was refranchised subsequent to the third quarter, which ended September 4, 2004. Excluding the impact of refranchising the Puerto Rico market, reported revenue growth for the fourth quarter would have been 13% prior to foreign currency conversion. With the refranchising of the Puerto Rico market, revenue from these restaurants changes from company sales to franchise fees.
     Restaurant margin as a percentage of sales declined 0.3 percentage points for the fourth quarter. This was primarily driven by unfavorable impact from higher labor costs in certain markets and the impact of operating a portion of the Canada market, previously an unconsolidated affiliate. For the full year, restaurant margin increased 0.3 percentage points. This increase was primarily a result of positive leverage from same-store-sales growth in company markets. For 2005, we expect international restaurant margin to increase slightly.
     Overall, foreign currency conversion added $6 million to international operating profit for the fourth quarter and $26 million for the year.


UNITED STATES BUSINESS
----------------------


(million, except        Fourth Quarter               Full Year
unit counts
and percentages)     2004    2003  % Change    2004    2003  % Change
                   ------- ------- --------- ------- ------- ---------
Financial Measures
Revenues           $1,748  $1,738    Even    $5,763  $5,655     +2
Operating Profit     $210    $241    (13)      $777    $812     (4)
Operating Metrics
Est. System-Sales
 Growth                +3%     +1%    NM         +3%  Even      NM
System Restaurants 18,471  18,666     (1)    18,471  18,666     (1)


     In the fourth quarter and for the full year, the primary drivers of U.S. revenue growth were continued development of new, higher-volume restaurants, which, on average, more than offset reduced revenues associated with the closure of lower-volume restaurants and systemwide same-store-sales growth.
     These higher volume new restaurants contributed one percentage point of revenue growth in the fourth quarter and full year. U.S. system restaurants in operation declined by 1% due primarily to closures of certain Pizza Hut dine-in restaurants and lower-volume A&W single-brand mall-location restaurants. The U.S. restaurant portfolio continues to be upgraded with new restaurants, which on average, are higher volume.
     For the fourth quarter and the full year, U.S. restaurant margin declined by 2.1 and 0.8 percentage points respectively, mainly as a result of significantly higher commodity costs (primarily meats and cheese) partially offset by same-store-sales growth. This was a key factor in the operating profit decline for the fourth quarter and full year, equating to approximately 1.7 percentage points and 1.6 percentage points of adverse impact on restaurant margin respectively.
     The cumulative accounting adjustments recorded in the fourth quarter related to a recent change in interpretation related to accounting for leases and leasehold improvements negatively impacted restaurant margin by 0.8 and 0.2 percentage points for the fourth quarter and full year 2004 respectively.
     The company expects continued above-average inflation rates for key commodities in the U.S. for the first quarter of 2005. This is reflected in the company's outlook.


WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------

System New-Restaurant Openings            Fourth Quarter Year to Date
                                          -------------- -------------
Worldwide                                      621          1,450
Key Markets
 International Franchise-Only Businesses       182           409
 United States                                 125           373
 China                                         152           334
 U.K.                                          50             91
 Japan                                         18             51
 Australia/New Zealand                         14             49
 Pizza Hut South Korea                         30             48
 Mexico                                        13             29


     Worldwide system new-restaurant openings for the fourth quarter and full year were primarily driven by growth in new international KFC and Pizza Hut restaurants. Franchise and joint-venture partners opened 71% of systemwide new international restaurants for the full year. For international franchise-only businesses, year-over-year restaurant growth was 5%. Specifically, Asia increased 7%; southern Africa, 7%; the Middle East, 6%; Caribbean/Latin America, 5%; and Europe 1%.

     In the U.S. market, the majority of new-restaurant openings were the KFC and Pizza Hut brands. For the full year, over 60% of new-restaurant openings were franchised.
     This discussion and the preceding table exclude changes in license-unit locations, which had no material impact on the company's overall profit performance in 2004. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.


MULTIBRAND EXPANSION
--------------------

Multibrand Restaurants in Operation             Fourth Quarter
                                           2004     2003   Incr/(Decr)
                                         -------  -------  -----------
U.S. Systemwide                           2,641    2,148      +23%
  % U.S. System Restaurants                14%      12%     +2 ppts.


     In the fourth quarter, 164 multibrand restaurants were added in the U.S., bringing the full-year total of U.S. multibrand additions to 547. Multibrand focus has been on expanded company testing of Pizza Hut/WingStreet multibrand combinations and expansion of the Long John Silver's brand in combination with A&W, Taco Bell or KFC. This results in operating two brands in one restaurant location. Excluding the company-only expanded testing of Pizza Hut and WingStreet multibrand combinations, franchisees opened over 55% of multibrand additions in 2004. WingStreet is a brand recently created by Yum! Brands.


FRANCHISE GROWTH AND FEES
-------------------------

                                         Fourth Quarter   Full Year
                                         -------------- --------------
Total Franchise Fees (million)              $321          $1,019
   Growth Vs. 2003                            +8%            +8%
Franchise Net New-Restaurant Growth           +1%            +1%


     For the fourth quarter, favorable foreign currency conversion added 2 percentage points of franchise-fee growth. Excluding this factor, franchise fees increased 6% driven by new-unit development, same-store-sales growth and the effect of refranchising. Fourth-quarter and full-year growth was primarily driven by international franchise new-restaurant development and worldwide franchise same-store-sales growth.

     LEASE ACCOUNTING CHANGES

     A number of companies within our industry have recently announced adjustments to their accounting for leases and the depreciation of leasehold improvements. These adjustments were the result of a recent change in interpretation of longstanding, generally accepted accounting principles in this area. We first reviewed this issue during the fourth quarter of 2003 to ensure that our accounting complied with the then-existing interpretation of GAAP. In recent consultation with our external auditors, we have recorded minor adjustments during the fourth quarter to conform our accounting in all instances to this evolving interpretation. Accordingly, the depreciable lives of our leasehold improvements now conform to the term of the lease, including options in some instances, over which we are recording rent expense, including escalations, on a straight-line basis.
     The cumulative adjustment necessary to conform our accounting to this new interpretation, primarily through increased U.S. depreciation expense, totaled $11.5 million ($7 million after tax). The portions of this adjustment that related to 2004 full year and 2004 fourth quarter were approximately $3 million ($2 million after tax) and $1 million respectively. As the adjustment was not material to any of our prior financial statements, the full adjustment was recorded in the current financial statements and no adjustment will be made to prior financial statements. We anticipate that the impact of this change will result in additional expense of $3 million in 2005.

     TAX RATE

     The company's fourth-quarter tax rate of 24.1% prior to special items was
4.4 percentage points below the rate for the 2003 fourth quarter. This boosted fourth-quarter EPS by one cent beyond what was indicated in the company's prior guidance on December 2, 2004, which called for a 3 percentage point decline. The year-over-year decline in the tax rate was primarily due to the execution of international tax-planning strategies and settlements in connection with the closure of regular audit cycles.

     CASH FLOW

     For the full year, the company generated $1,131 million in net cash provided by operating activities. Capital spending, including the acquisition of franchise restaurants, was $683 million. Additionally, a substantial amount of cash, $392 million, was generated from employee stock-option proceeds, refranchising restaurants, and proceeds from sales of surplus property, plant and equipment. In 2004, the company purchased a record $569 million of its own shares and initiated its first quarterly dividend. Additionally, the company completed an early redemption of its May 2005 bonds reducing debt over $300 million by year end. The majority of the company's remaining bond debt is due in 2011 and 2012.

     SPECIAL ITEMS

     As described in the second-quarter 2003 earnings release dated July 15, 2003, the company previously incurred a charge of $30 million related to a legal judgment at Taco Bell in connection with Wrench et al. v. Taco Bell. Subsequently, the company accrued prejudgment and post-judgment interest charges of $12 million with respect to this judgment. We have settled this matter with the Wrench plaintiffs and certain of our insurance carriers resulting in a reduction of our previous accrual by $14 million. We intend to continue to seek additional recoveries from our other insurance carriers during the periods in question and from our former advertising agency. To the extent we are successful, these recoveries will be treated as additional special-item gains in the quarter(s) recognized. Special items also include $2 million in AmeriServe recoveries during the quarter.

     FIRST-QUARTER 2005 OUTLOOK

     The company currently expects that it will achieve EPS of $0.51 prior to special items in the first quarter of 2005. Including all factors, U.S. restaurant margin is expected to decrease slightly versus last year's first quarter. Inflation in U.S. commodity costs (meats and cheese) is expected to be the key factor. The effect of higher commodity costs is expected to moderate after the first quarter of 2005. This outlook assumes a first-quarter 2005 tax rate equal to the expected effective rate for the full year 2005. Additionally, some favorable foreign exchange benefit is expected.

     FULL-YEAR 2005 OUTLOOK

     The company expects earnings per share to grow at least 10% each year with the continued execution of its four key strategies: (1) building dominant restaurant brands in China, (2) driving profitable international expansion, (3) improving restaurant operations, and (4) multibranding category-leading brands.
     Based on the most current information, the company expects growth of at least 10% prior to special items in EPS for 2005 to occur in this manner by quarter and assumes the same tax rate for each quarter equal to the expected effective rate for the full year 2005:


                                      Q1       Q2       Q3       Q4
                                   -------- -------- -------- --------
 EPS Prior to Special Items         $0.51    $0.56    $0.73    $0.80
% Growth                             +9       +2       +20      +10


     Second-quarter 2005 growth is adversely impacted by higher facility actions expense, an expected higher tax rate versus 2004, and costs associated with the company's biennial international franchise convention.
     Projected factors contributing to the company's original annual 2005 EPS guidance were published in the company's release dated December 2, 2004, which can be accessed at http://investors.yum.com/ireye/ir_site.zhtml?ticker=YUM&script= 400&item_id='1'.
(Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)
     Based on current information, the company believes that those factors remain reasonable.
     For 2005, the company currently expects reported EPS of at least $2.60 prior to special items.


                                               Annual Outlook
                                       -------------------------------
                                       Forecast   Actual
                                         2005      2004    Incr/(Decr)
                                       --------- --------- -----------
EPS Prior to Special Items                $2.60     $2.36     +10%
Special Items EPS                         $0.00     $0.06      NM
Reported EPS                              $2.60     $2.42      +7%


     PERIOD 1 SALES

     Period 1 estimated International Division system sales increased 8% prior to foreign currency conversion or 13% after conversion to U.S. dollars. This excludes results of the China Division, which reports on a calendar basis rather than 13 periods. The China Division's first-month results will be reported separately beginning with Period 2, 2005. Estimated U.S. blended same-store sales at company restaurants increased 3% versus last year for the comparable four-week period ended January 22, 2005.


International Division System-Sales Growth (Estimated)
------------------------------------------------------

                                                       Prior-Year
         Reported (U.S.$)   Local Currency Basis  Local Currency Basis
         ----------------   --------------------  --------------------
Period 1       +13%                  +8%                  +4%

NOTE: The sales results of the China Division (the People's Republic of China, Thailand and KFC Taiwan) will be reported starting with the company's Period 2, 2005, sales release.


U.S. Company Same-Store-Sales Growth (Estimated)
------------------------------------------------

                                         Period 1 2005   Period 1 2004
                                         -------------   -------------
U.S. BLENDED                                  +3%             +2%
Taco Bell                                     +3%             +3%
Pizza Hut                                     +6%             +2%
KFC                                           +1%            (1)%

     INTERNATIONAL AND CHINA DIVISION HISTORICAL DATA

     Historical data related to our new International Division and China Division operating results and unit activity is available online. To access it, please visit the following URL: http://www.yum.com/investors/sss.htm.

     CONFERENCE CALL

     Yum! Brands Inc. will host a conference call to review the company's strategies and financial performance at 9:15 a.m. EST Wednesday, February 2, 2005.
     For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
     The call will be available for playback beginning at noon EST Wednesday, February 2, through 11:59 p.m. EST Friday, February 18. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 3292385.
     The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "4th Quarter Earnings Webcast."

     NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

     Notes:

     Sales results for Period 2 (the four-week period ending February 19, 2005) are scheduled to be released February 24, 2005, before market hours.
     Sales and profit information included in the release is rounded to the nearest million; however, percentage-point change calculations are based on numbers that are not rounded.

     Definitions:

     Excl F/x represents the percentage change excluding the impact of foreign currency translation. These amounts are calculated by translating current-year results at prior-year average exchange rates. We believe elimination of the foreign currency translation impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

     Franchise Fees include fees from unconsolidated affiliates (joint ventures) and franchise and license restaurants. Fees include ongoing royalty and license fees, initial fees for new restaurants and contract-renewal fees.

     Franchise Restaurants include unconsolidated affiliates (joint ventures) and franchise restaurants and exclude license restaurants.

     Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant openings less franchise restaurant closings divided by the prior year's franchise restaurant total.

     New-Restaurant Openings include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.

     Special Items include AmeriServe and other charges (credits), Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

     System Restaurants include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants but exclude license restaurants.

     System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants. Sales of unconsolidated affiliates (joint ventures), franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates (joint ventures), franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the franchise fees previously defined are included in the company's revenues.

     System Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants.

     Systemwide U.S. Blended Same-Store Sales include company, franchise and license restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell restaurants only. U.S. same-store sales for Long John Silver's and A&W Restaurants are not included.

     U.S. Same-Store Sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver's and A&W Restaurants are not included.

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
     Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,800 multibrand restaurants. Outside the United States in 2004, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past two years, the company has been recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."


                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)

                      Quarter                 Year to date
                 ----------------- % Change ----------------- % Change
                 12/25/04 12/27/03   B/(W)  12/25/04 12/27/03   B/(W)
                 -------- --------  ------- -------- --------  -------
Total Revenues     $2,785   $2,653     5     $9,011   $8,380      8

Costs and expenses
Company restaurant
 expenses           2,126    2,000    (6)     6,833    6,337     (8)
General and
 administrative
 expenses             335      322    (4)     1,056      945    (12)
Franchise and
 license expenses      10        8   (16)        26       28      8
Facility actions        4       12    NM         26       36     NM
Other (income)
 expense              (20)     (17)   16        (55)     (41)    34
Wrench litigation
 (income) expense     (14)       -    NM        (14)      42     NM
AmeriServe and
 other charges
 (credits)             (2)     (25)   NM     (16)     (26)    NM
                  -------- --------         -------- --------
Total costs
 and expenses, net  2,439    2,300    (6)     7,856    7,321     (7)
                  -------- --------         -------- --------
Operating profit      346      353    (2)     1,155    1,059      9
Interest
 expense, net          33       50    32        129      173     25
                  -------- --------         -------- --------
Income before
 income taxes
 and cumulative
 effect of
 accounting
 change               313      303     3      1,026      886     16
Income tax
 provision             78       89    12        286      268     (7)
                  -------- --------         -------- --------
Income before
 cumulative
 effect of
 accounting
 change               235      214    10        740      618     20
Cumulative
 effect of
 accounting
 change, net
 of tax                 -        -     -          -       (1)    NM
                  -------- --------         -------- --------
Net income           $235     $214    10       $740     $617     20
                  ======== ========         ======== ========
Basic EPS Data
--------------
 EPS                $0.80    $0.73    10      $2.54    $2.10     21
                  ======== ========         ======== ========
 Average shares
  outstanding         293      294     -        291      293      1
                  ======== ========         ======== ========
Diluted EPS
 Data
--------------
 EPS                $0.77    $0.70    10      $2.42    $2.02     20
                  ======== ========         ======== ========
 Average shares
  outstanding         307      308     -        305      306      -
                  ======== ========         ======== ========

Dividends declared
 per common share   $0.20       $-    NM      $0.30       $-     NM
                  ======== ========         ======== ========

   See accompanying notes.

   Wrench litigation (income) expense, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

               Quarter                     Year to date
           -----------------  % Change   -----------------  % Change
           12/25/04 12/27/03    B/(W)    12/25/04 12/27/03    B/(W)
           -------- -------- ----------- -------- -------- -----------
Company
 sales       $2,464   $2,356      5       $7,992   $7,441        7
Franchise
 and license
 fees           321      297      8        1,019      939        8
           -------- --------            -------- --------
 Revenues     2,785    2,653      5        9,011    8,380        8
           -------- --------            -------- --------

Company restaurants
Food and
 paper          792      732     (8)       2,538    2,300      (10)
Payroll
 and employee
 benefits       642      628     (2)       2,112    2,024       (4)
Occupancy
 and other
 operating
 expenses       692      640     (8)       2,183    2,013       (8)
           -------- --------            -------- --------
              2,126    2,000     (6)       6,833    6,337       (8)
General and
 administrative
expenses        335      322     (4)       1,056      945      (12)
Franchise
 and license
 expenses        10        8    (16)          26       28        8
Facility
 actions          4       12     NM           26       36       NM
Other (income)
 expense        (20)     (17)    16          (55)     (41)      34
           -------- --------            -------- --------
              2,455    2,325     (6)       7,886    7,305       (8)
           -------- --------            -------- --------
Operating
 profit before
special items   330      328      -        1,125    1,075        5
Interest
 expense, net    33       50     32          129      173       25
Income tax
 provision       72       80     10          275      274        -
           -------- --------            -------- --------
Earnings
 before
 special
 items         $225     $198     13         $721     $628       15
           ======== ========            ======== ========

Tax rate
 before
 special
 items        24.1%    28.5%   4.4 ppts.    27.6%    30.3%   2.7 ppts.
           ======== ========            ======== ========

Diluted
 EPS
 before
 special
 items        $0.73    $0.65     13        $2.36    $2.06       15
           ======== ========            ======== ========

Company
 sales        100.0%   100.0%              100.0%   100.0%
Food and
 paper         32.1     31.1 (1.0) ppts.    31.8     30.9  (0.9) ppts.
Payroll and
 employee
 benefits      26.1     26.6   0.5 ppts.    26.4     27.2    0.8 ppts.
Occupancy
 and other
 operating
 expenses      28.1     27.1 (1.0) ppts.    27.3     27.1  (0.2) ppts.
           -------- --------            -------- --------
Restaurant
 margin       13.7%    15.2% (1.5) ppts.    14.5%    14.8% (0.3) ppts.
           ======== ========            ======== ========

Reconciliation of Segment Operating Profit to Reported Operating
Profit
----------------------------------------------------------------------
U.S.
 operating
 profit        $210     $241    (13)        $777     $812       (4)
International
 operating
 profit         160      144     13          542      441       23
Unallocated
 and corporate
 expense        (64)     (72)    12         (204)    (179)     (14)
Unallocated
 other
 income
 (expense)        2       (2)    NM           (2)      (3)      NM
Unallocated
 facility
 actions         22       17     NM           12        4       NM
           -------- --------            -------- --------
Operating
 profit
 before
 special
 items          330      328      -        1,125    1,075        5
Wrench
 litigation
 income
 (expense)       14        -     NM           14      (42)      NM
AmeriServe
 and other
 (charges)
 credits          2       25     NM           16       26       NM
           -------- --------            -------- --------
Reported
 operating
 profit        $346     $353     (2)      $1,155   $1,059        9
           ======== ========            ======== ========

   See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                 Quarter                    Year to date
           ------------------- % Change  ------------------ % Change
           12/25/04  12/27/03    B/(W)   12/25/04  12/27/03   B/(W)
           --------- --------- --------- --------- -------- ---------
Company
 sales       $1,564    $1,563       -     $5,163    $5,081      2
Franchise
 and
 license
 fees           184       175       4        600       574      4
            -------   -------            -------   -------
 Revenues     1,748     1,738       -      5,763     5,655      2
            -------   -------            -------   -------

Company restaurants
 Food and
  paper         477       453      (5)     1,546     1,463     (6)
 Payroll
  and
  employee
  benefits      474       483       2      1,573     1,576      -
 Occupancy
  and
  other
  operating
  expenses      416       398      (4)     1,333     1,303     (2)
            -------   -------            -------   -------
              1,367     1,334      (2)     4,452     4,342     (3)
General and
 administrative
 expenses       154       144      (7)       501       469     (7)
Franchise
 and
 license
 expenses         8         6     (24)        19        16    (18)
Facility
 actions          9        13      NM         14        16     NM
            -------   -------            -------   -------
              1,538     1,497      (3)     4,986     4,843     (3)
            -------   -------            -------   -------
Operating
 profit        $210      $241     (13)      $777      $812     (4)
            =======   =======            =======   =======

Company
 sales        100.0%    100.0%             100.0%    100.0%
Food and
 paper         30.5      28.9  (1.6) ppts.  29.9      28.8 (1.1) ppts.
Payroll
 and
 employee
 benefits      30.3      30.8    0.5 ppts.  30.5      31.0   0.5 ppts.
Occupancy
 and
 other
 operating
 expenses      26.5      25.5  (1.0) ppts.  25.8      25.6 (0.2) ppts.
            -------   -------            -------   -------
Restaurant
 margin        12.7%     14.8% (2.1) ppts.  13.8%     14.6%(0.8) ppts.
            =======   =======            =======   =======

   See accompanying notes.


                           Yum! Brands, Inc.
                    INTERNATIONAL Operating Results
                         (amounts in millions)

                Quarter                    Year to date
           -----------------  % Change   -----------------  % Change
           12/25/04 12/27/03    B/(W)    12/25/04 12/27/03    B/(W)
           -------- -------- ----------- -------- -------- -----------
Company
 sales         $900     $793       13      $2,829   $2,360      20
Franchise
 and
 license
 fees           137      122       13         419      365      15
           -------- --------             -------- --------
 Revenues     1,037      915       13       3,248    2,725      19
           -------- --------             -------- --------

Company restaurants
 Food
 and
 paper          315      279      (13)        992      837     (18)
 Payroll
  and
  employee
  benefits      168      145      (16)        539      448     (20)
 Occupancy
  and other
  operating
  expenses      276      242      (14)        850      710     (20)
           -------- --------             -------- --------
                759      666      (14)      2,381    1,995     (19)
General
 and
 administrative
 expenses       117      105      (12)        351      297     (18)
Franchise
 and
 license
 expenses         2        3       29           7       12      41
Facility
 actions         17       16       NM          24       24      NM
Other
 (income)
 expense       (18)     (19)        4         (57)     (44)     32
           -------- --------             -------- --------
                877      771      (14)      2,706    2,284     (18)
           -------- --------             -------- --------
Operating
 profit        $160     $144       13        $542     $441      23
           ======== ========             ======== ========

Company
 sales       100.0%   100.0%                100.0%   100.0%
Food and
 paper         35.0     35.3   0.3 ppts.     35.1     35.5   0.4 ppts.
Payroll
 and
 employee
 benefits      18.7     18.3 (0.4) ppts.     19.1     19.0 (0.1) ppts.
Occupancy
 and other
 operating
 expenses      30.7     30.5 (0.2) ppts.     30.0     30.0       -
           -------- --------             -------- --------
Restaurant
 margin       15.6%    15.9% (0.3) ppts.     15.8%    15.5%  0.3 ppts.
           ======== ========             ======== ========

   See accompanying notes.


                           Yum! Brands, Inc.
                      Consolidated Balance Sheets
                         (amounts in millions)
                                                   12/25/04  12/27/03
                                                   --------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $ 62      $192
Short-term investments, at cost                          54        15
Accounts and notes receivable, less allowance:
 $22 in 2004 and $25 in 2003                            192       150
Inventories                                              76        67
Assets classified as held for sale                        7        96
Prepaid expenses and other current assets               135        65
Deferred income taxes                                   156       165
Advertising cooperative assets, restricted               65        56
                                                   --------- ---------
       Total Current Assets                             747       806

Property, plant and equipment, net                    3,439     3,280
Goodwill                                                553       521
Intangible assets, net                                  347       357
Investments in unconsolidated affiliates                194       184
Other assets                                            416       472
                                                   --------- ---------
       Total Assets                                  $5,696    $5,620
                                                   ========= =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,160    $1,157
Dividends payable                                        29         -
Income taxes payable                                    111       238
Short-term borrowings                                    11        10
Advertising cooperative liabilities                      65        56
                                                   --------- ---------
       Total Current Liabilities                      1,376     1,461

Long-term debt                                        1,731     2,056
Other liabilities and deferred credits                  994       983
                                                   --------- ---------
       Total Liabilities                              4,101     4,500
                                                   --------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 290 shares and 292 shares issued in 2004 and 2003,
 respectively                                           659       916
Retained earnings                                     1,067       414
Accumulated other comprehensive income (loss)          (131)     (210)
                                                   --------- ---------
      Total Shareholders' Equity                      1,595     1,120
                                                   --------- ---------
      Total Liabilities and Shareholders' Equity     $5,696    $5,620
                                                   ========= =========

   See accompanying notes.


                           Yum! Brands, Inc.
                 Consolidated Statements of Cash Flows
                         (amounts in millions)
                                                      Year to date
                                                   -------------------
                                                   12/25/04  12/27/03
                                                   --------- ---------
Cash Flows - Operating Activities
Net income                                             $740      $617
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change, net of
   tax                                                    -         1
  Depreciation and amortization                         448       401
  Facility actions                                       26        36
  Wrench litigation (income) expense                    (14)       42
  AmeriServe and other charges (credits)                  -        (3)
  Contributions to defined benefit pension plans        (55)     (132)
  Other liabilities and deferred credits                 21        17
  Deferred income taxes                                 142       (23)
  Other non-cash charges and credits, net                25        32
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                         (39)        2
  Inventories                                            (7)       (1)
  Prepaid expenses and other current assets              (5)        -
  Accounts payable and other current liabilities        (20)      (32)
  Income taxes payable                                 (131)       96
                                                   --------- ---------
  Net change in operating working capital              (202)       65
                                                   --------- ---------
Net Cash Provided by Operating Activities             1,131     1,053
                                                   --------- ---------
Cash Flows - Investing Activities
Capital spending                                       (645)     (663)
Proceeds from refranchising of restaurants              140        92
Acquisition of restaurants from franchisees             (38)      (41)
Short-term investments                                  (36)       13
Sales of property, plant and equipment                   52        46
Other, net                                               41        34
                                                   --------- ---------
Net Cash Used in Investing Activities                  (486)     (519)
                                                   --------- ---------
Cash Flows - Financing Activities
Revolving Credit Facility activity
 Three months or less, net                               19      (153)
Repayments of long-term debt                           (371)      (17)
Short-term borrowing-three months or less, net            -      (137)
Repurchase shares of common stock                      (569)     (278)
Employee stock option proceeds                          200       110
Dividends paid on common shares                         (58)        -
                                                   --------- ---------
Net Cash Used in Financing Activities                  (779)     (475)
                                                   --------- ---------
Effect of Exchange Rate on Cash and Cash
 Equivalents                                              4         3
                                                   --------- ---------
Net (Decrease) Increase in Cash and
 Cash Equivalents                                      (130)       62
Cash and Cash Equivalents - Beginning of Year           192       130
                                                   --------- ---------
Cash and Cash Equivalents - End of Year                 $62      $192
                                                   ========= =========

   See accompanying notes.

        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

   In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation (income) expense, AmeriServe and other charges (credits) and the Cumulative effect of accounting change, net of tax. These amounts are described in (e), (f) and (g) in the accompanying notes.

   The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                     Quarter          Year to date
                               ------------------- -------------------
                               12/25/04  12/27/03  12/25/04  12/27/03
                               --------- --------- --------- ---------
Detail of Special Items
------------------------------
Wrench litigation income
 (expense)                          $14        $-       $14      $(42)
AmeriServe and other (charges)
 credits                              2        25        16        26
Cumulative effect of
 accounting change                    -         -         -        (2)
                               --------- --------- --------- ---------
Total special items                  16        25        30       (18)

Tax on special items                 (6)       (9)      (11)        7
                               --------- --------- --------- ---------

Special items, net of tax           $10       $16       $19      $(11)
                               ========= ========= ========= =========

Average shares outstanding          307       308       305       306
                               ========= ========= ========= =========

Special items diluted EPS         $0.04     $0.05     $0.06    $(0.04)
                               ========= ========= ========= =========

Reconciliation of Earnings
 Before Special Items to Net
 Income
------------------------------
Earnings before special items      $225      $198      $721      $628
Special items, net of tax            10        16        19       (11)
                               --------- --------- --------- ---------
Net income                         $235      $214      $740      $617
                               ========= ========= ========= =========

Reconciliation of EPS Before
 Special Items to Reported EPS
------------------------------
Diluted EPS before special
 items                            $0.73     $0.65     $2.36     $2.06
Special items EPS                  0.04      0.05      0.06     (0.04)
                               --------- --------- --------- ---------
Reported EPS                      $0.77     $0.70     $2.42     $2.02
                               ========= ========= ========= =========


 Notes to the Consolidated Summary of Results, Consolidated Statements
             of Cash Flows and Consolidated Balance Sheets
            (amounts in millions, except per share amounts)


   (a) Percentages may not recompute due to rounding.

   (b) Franchisee sales represents the combined estimated sales of unconsolidated affiliate, franchise and license restaurants. Franchisee sales, which are not included in the Company sales we present on the Consolidated Statements of Income, generate franchise and license fees (typically at a rate of 4% to 6% of sales) that are included in the Company's revenues.


                       Quarter         %       Year to date      %
                  ------------------ Change ------------------ Change
                  12/25/04  12/27/03  B/(W) 12/25/04  12/27/03  B/(W)
                  --------- -------- ------ -------- --------- -------
United States
 Company sales      $1,564    $1,563     -    $5,163    $5,081    2
 Franchisee
  sales              3,579     3,453     4    11,724    11,257    4
International
 Company sales        $900      $793    13    $2,829    $2,360   20
 Franchisee
  sales              2,630     2,335    13     8,189     7,213   14
Worldwide
 Company sales      $2,464    $2,356     5    $7,992    $7,441    7
 Franchisee
  sales              6,209     5,788     7    19,913    18,470    8

   (c) Facility actions included the following:


                                     Quarter          Year to date
                               ------------------- -------------------
                               12/25/04  12/27/03  12/25/04  12/27/03
                               --------- --------- --------- ---------

Store closure costs                  $-        $8       $(3)       $6
Asset impairment charges             26        21        41        34
Refranchising net losses
 (gains)                            (22)      (17)      (12)       (4)
                               --------- --------- --------- ---------
Facility actions                     $4       $12       $26       $36
                               ========= ========= ========= =========

   (d) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates.

   (e) Income of $14 million was recorded as Wrench litigation (income) expense for both the quarter and year to date ended December 25, 2004. The amount resulted from settlements with the plaintiffs in the Wrench litigation and certain of our insurance carriers which allowed us to reduce amounts previously accrued.

   (f) Income of $2 million and $16 million was recorded as AmeriServe and other charges (credits) for the quarter and year to date ended December 25, 2004. The amount primarily resulted from cash recoveries related to the AmeriServe bankruptcy reorganization process.

   (g) Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company recorded a cumulative effect adjustment of $2 million ($1 million after tax) during 2003.

   (h) We participate in various advertising cooperatives with our franchisees and licensees. In certain of these cooperatives we possess majority voting rights, and thus control the cooperatives. We have previously reported the related assets and liabilities of those advertising cooperatives we control in accounts and notes receivable, prepaid expenses and other current assets and accounts payable and other current liabilities, as appropriate. We have now summed all assets and liabilities of these advertising cooperatives and reported the amounts as advertising cooperative assets, restricted and advertising cooperative liabilities in the Consolidated Balance Sheet as of December 25, 2004. We have reclassified those amounts in the Consolidated Balance Sheet as of December 27, 2003 for comparative purposes.

   (i) For the quarter and year to date ended December 25, 2004, we repurchased approximately 5.9 million shares and 14.0 million shares of our Common Stock at an average price of $46 per share and $41 per share, respectively.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
                 For the Year Ended December 25, 2004


                                                             Total
                               Unconsolidated              Excluding
                       Company   Affiliates   Franchisees Licensees(a)
                       ------- -------------- ----------- ------------
Total U.S.
Beginning of Year       5,094              6      13,566       18,666
New Builds                146              -         227          373
Acquisitions               61              -         (61)           -
Refranchising &
 Licensing               (113)             -         112           (1)
Closures & Divestitures  (199)            (6)       (365)        (570)
Other                       -              -           3            3
                       ------- -------------- ----------- ------------
End of Year             4,989              -      13,482       18,471
                       ======= ============== =========== ============
% of Total                 27%             -          73%         100%

Total International
Beginning of Year       2,760          1,506       7,905       12,171
New Builds(b)             311            178         588        1,077
Acquisitions               11             11         (22)           -
Refranchising &
 Licensing               (204)             -         204            -
Closures & Divestitures  (120)           (25)       (286)        (431)
Other                      (4)            (8)        (13)         (25)
                       ------- -------------- ----------- ------------
End of Year             2,754          1,662       8,376       12,792
                       ======= ============== =========== ============
% of Total                 22%            13%         65%         100%

Total System
Beginning of Year       7,854          1,512      21,471       30,837
New Builds(b)             457            178         815        1,450
Acquisitions               72             11         (83)           -
Refranchising &
 Licensing               (317)             -         316           (1)
Closures & Divestitures  (319)           (31)       (651)      (1,001)
Other                      (4)            (8)        (10)         (22)
                       ------- -------------- ----------- ------------
End of Year             7,743          1,662      21,858       31,263
                       ======= ============== =========== ============
% of Total                 25%             5%         70%         100%


   (a) The total excludes 2,139 U.S. and 206 International licensee units. The U.S. licensee unit count includes 1,194 Pizza Huts, 870 Taco Bells and 75 KFCs. The International licensee unit count includes 94 Pizza Huts, 65 KFCs, 45 Taco Bells, 1 Long John Silver's and 1 A&W.

   (b) The total includes 1 Company new build for an Asian food concept in China.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
                 For the Year Ended December 25, 2004

                            United States
----------------------------------------------------------------------
                                                               Total
                                                             Excluding
                                       Company   Franchisees Licensees
                                     ----------- ----------- ---------
Pizza Hut U.S.
Beginning of Year                         1,776       4,624     6,400
New Builds                                   49          68       117
Acquisitions                                 56         (56)        -
Refranchising & Licensing                   (74)         74         -
Closures & Divestitures                     (66)       (145)     (211)
Other                                         -           -         -
                                     ----------- ----------- ---------
End of Year                               1,741       4,565     6,306
                                     =========== =========== =========
% of Total                                   28%         72%      100%

KFC U.S.
Beginning of Year                         1,252       4,204     5,456
New Builds                                   36          90       126
Acquisitions                                  -           -         -
Refranchising & Licensing                    (7)          6        (1)
Closures & Divestitures                     (33)        (98)     (131)
Other                                         -           -         -
                                     ----------- ----------- ---------
End of Year                               1,248       4,202     5,450
                                     =========== =========== =========
% of Total                                   23%         77%      100%

Taco Bell U.S.
Beginning of Year                         1,284       3,743     5,027
New Builds                                   23          47        70
Acquisitions                                  1          (1)        -
Refranchising & Licensing                   (15)         15         -
Closures & Divestitures                     (10)        (57)      (67)
Other                                         -           -         -
                                     ----------- ----------- ---------
End of Year                               1,283       3,747     5,030
                                     =========== =========== =========
% of Total                                   26%         74%      100%

Long John Silver's U.S.
Beginning of Year                           701         502     1,203
New Builds                                   37          15        52
Acquisitions                                  4          (4)        -
Refranchising & Licensing                    (8)          8         -
Closures & Divestitures                     (34)        (22)      (56)
Other                                         -           1         1
                                     ----------- ----------- ---------
End of Year                                 700         500     1,200
                                     =========== =========== =========
% of Total                                   58%         42%      100%

A&W U.S.
Beginning of Year                            81         493       574
New Builds                                    1           7         8
Acquisitions                                  -           -         -
Refranchising & Licensing                    (9)          9         -
Closures & Divestitures                     (56)        (43)      (99)
Other                                         -           2         2
                                     ----------- ----------- ---------
End of Year                                  17         468       485
                                     =========== =========== =========
% of Total                                    4%         96%      100%



                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
                 For the Year Ended December 25, 2004

                            International
----------------------------------------------------------------------
                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC International
Beginning of Year          1,685            773       4,835     7,293
New Builds                   216            137         288       641
Acquisitions                  11              8         (19)        -
Refranchising & Licensing   (105)             -         105         -
Closures & Divestitures      (56)           (20)       (157)     (233)
Other                          -             (1)        (24)      (25)
                          ------- -------------- ----------- ---------
End of Year                1,751            897       5,028     7,676
                          ======= ============== =========== =========
% of Total                    23%            12%         65%      100%

Pizza Hut International
Beginning of Year          1,021            733       2,708     4,462
New Builds                    94             41         252       387
Acquisitions                   -              3          (3)        -
Refranchising & Licensing    (66)             -          66         -
Closures & Divestitures      (61)            (5)       (107)     (173)
Other                          1             (7)         10         4
                          ------- -------------- ----------- ---------
End of Year                  989            765       2,926     4,680
                          ======= ============== =========== =========
% of Total                    21%            16%         63%      100%

A&W International
Beginning of Year              -              -         182       182
New Builds                     -              -          39        39
Acquisitions                   -              -           -         -
Refranchising & Licensing      -              -           -         -
Closures & Divestitures        -              -         (12)      (12)
Other                          -              -           -         -
End of Year                    -              -           -         -
                          ------- -------------- ----------- ---------
% of Total                     -              -         209       209
                          ======= ============== =========== =========
                               -              -         100%      100%
Taco Bell International
Beginning of Year             54              -         150       204
New Builds                     -              -           4         4
Acquisitions                   -              -           -         -
Refranchising & Licensing    (33)             -          33         -
Closures & Divestitures       (3)             -          (8)      (11)
Other                         (5)             -           1        (4)
                          ------- -------------- ----------- ---------
End of Year                   13              -         180       193
                          ======= ============== =========== =========
% of Total                     7%             -          93%      100%

Long John Silver's
 International
Beginning of Year              -              -          30        30
New Builds                     -              -           5         5
Acquisitions                   -              -           -         -
Refranchising & Licensing      -              -           -         -
Closures & Divestitures        -              -          (2)       (2)
Other                          -              -           -         -
                          ------- -------------- ----------- ---------
End of Year                    -              -          33        33
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%


                           Yum! Brands, Inc.
                 United States Multibrand Restaurants
                 For the Year Ended December 25, 2004

                                             United States(a)
                                   -----------------------------------
                                      Gross
                                    Additions  Multibrand Restaurants
                                    Year to   in Operation at 12/25/04
                                      Date    ------------------------
                                    12/25/04  Company Franchise Total
                                   ---------- ------- --------- ------
KFC
 Taco Bell                                22     181       492    673
 A&W                                      57     126       184    310
 Pizza Hut                                 5      99        43    142
 Long John Silver's                       76      62        70    132
 Taco Bell/Pizza Hut 3n1                   -      19        24     43
 Wing Works                                -      26         -     26
                                   ---------- ------- --------- ------
                                         160     513       813  1,326
Taco Bell
 Pizza Hut                                 7     315       285    600
 Long John Silver's                       42      66        23     89
 Backyard Burgers                          2      10         -     10
 A&W                                       -       2         -      2
                                   ---------- ------- --------- ------
                                          51     393       308    701
Pizza Hut
 WingStreet                              270     318         9    327
 KFC                                       -       -         4      4
 Pasta Bravo                               1       2         1      3
 Taco Bell                                 -       -         1      1
 Wing Works                                -       1         -      1
                                   ---------- ------- --------- ------
                                         271     321        15    336
Long John Silver's
 A&W                                      65     164       114    278
                                   ---------- ------- --------- ------

Total                                    547   1,391     1,250  2,641
                                   ========== ======= ========= ======

   Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

   (a) Amounts do not reflect 183 International multibrand units in operation at the end of the period. The International multibrand unit count reflects a decrease of 18 units from the 2003 year end multibrand unit count, related to corrections, primarily in Canada.


     CONTACT: Yum! Brands Inc., Louisville
              Analysts:
              Tim Jerzyk, Vice President Investor Relations
              888-298-6986
              or
              Quan Nghe, Director Investor Relations
              888-298-6986
              or
              Media:
              Amy Sherwood, Vice President Public Relations
              502-874-8200